Exhibit 4.1

August 24, 2022

Holder of Warrants to Purchase Common Stock issued on [            ]

Re: Amendment to Existing Warrants

Dear Holder:

This letter confirms that Baudax Bio, Inc. (the “Company”) hereby amends, effective as of the date hereof, the Holder’s existing warrants to purchase up to ____ shares of common Stock at an exercise price of $[    ] per share issued on [            ] (collectively, the “Existing Warrants”), by reducing the Exercise Price (as defined therein) of the Existing Warrants to $0.5981 per share (the “Warrant Amendment”). The Warrant Amendment shall be effective on the date hereof.

Except as expressly set forth herein, the terms and provisions of the Existing Warrants shall remain in full force and effect after the execution of this letter and shall not be in any way changed, modified or superseded except by the terms set forth herein.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, amended Existing Warrants that reflect the Warrant Amendments in exchange for the surrender for cancellation of the Holder’s Existing Warrants to be amended as provided herein. In addition, the Company shall file a prospectus supplement to the applicable registration statement in connection with the amendments hereunder on the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BAUDAX BIO, INC.

By:

Name:
Title:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: __________________________________

Name of Authorized Signatory: ____________________________________________________

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